Exhibit 10.2

TRINITY INDUSTRIES LEASING COMPANY
RAILROAD CAR LEASE AGREEMENT

July BK TJ

This Agreement dated as of the 1st day ~~June~~, 2009 (this ‘Agreement”), between Trinity Industries Leasing Company, a Delaware corporation, with its principal office at 2525 Stemmons Freeway, Dallas, Texas 75207 (“TILC”, and whether as principal on behalf of itself as lessor or as agent for the lessor as contemplated in Article 30, the “Lessor”) and Highwater Ethanol, LLC, a Minnesota limited liability company, with its principal office at 24500 U.S. Highway 14, Lamberton, Minnesota 56152

, as lessee (“Lessee”).

In consideration of the mutual terms and conditions hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE 1

LEASE AGREEMENT

Lessor agrees to lease to Lessee and Lessee agrees to lease from Lessor, on the terms and conditions set forth herein, the railroad cars (herein collectively called the “cars” and separately a “car”) set out and identified in the Rider or Riders hereto and such additional Riders as may from time to time be executed by the parties incorporating the terms of this Agreement. Each Rider shall set forth a brief description of the car or cars covered thereby, including such facts as the number of cars, the Association of American Railroads (“AAR”) or the United States Department of Transportation (“DOT”) specifications, rent, the term throughout which the car or cars shall remain in Lessee’s service and such other information as may be agreed by the parties. Lessor and Lessee agree that each Rider hereto shall constitute a separate lease which incorporates the terms of this Agreement. For the purposes of this Agreement, “Lease” shall mean the lease transaction with respect to a particular car or cars evidenced by the related Rider incorporating the terms of this Agreement. All cars leased pursuant to a Rider are subject to the terms of this Agreement and such additional terms as are set forth in the Rider applicable thereto. Each Rider shall be severable from any other cars or Riders relating to this Agreement and shall become a separate Lease which is separately transferable for all purposes. It is the intent of all parties to this Agreement to characterize this Agreement as a “true lease” (as distinguished from a financing arrangement for the Lessee’s acquisition of ownership of the subject cars).

ARTICLE 2

DELIVERY

Lessor agrees to deliver or cause to be delivered to Lessee, each car being subjected to a Lease pursuant to a Rider and Lessee agrees to accept such delivery and lease such cars under the related Lease hereunder, in each case on the date and at the location specified in the related Rider (and subject to any other delivery conditions or requirements that may be so specified) it being understood the Lessee shall be responsible for any losses caused to the Lessor for Lessee’s failure to accept delivery where the cars so delivered meet the conditions and requirement provided in this Agreement. Each car shall be deemed to be delivered to the Lessee on the date upon which it is received or otherwise deemed delivered pursuant to the related Rider, except that any car which is already in Lessee’s service under a predecessor expiring agreement (other than this Agreement) or a predecessor agreement being terminated in connection with the parties’ entering into this Agreement shall be deemed delivered to Lessee hereunder immediately upon the expiration or termination of such other agreement. Lessor shall be excused from any agreement to deliver the subject cars, and Lessor shall not be liable, for any causes beyond the reasonable control of Lessor (including, but not limited to, delays caused by fire, labor difficulties, delays of carriers and materials suppliers, governmental authority, late delivery by the manufacturer of the cars or late delivery by a prior lessee) and, in the event of a delay in such delivery, Lessor shall deliver the cars to Lessee as soon as reasonably possible thereafter. Lessor shall also be excused from any agreement to deliver the subject cars, and the Lessor shall have no resulting liability to Lessee for failure to deliver, if prior to the delivery of the subject cars there occurs a material adverse change in the condition (including but not limited to the financial condition or prospects) of the Lessee (or any guarantor or co-obligor of Lessee, if applicable) or any event which, in the good faith judgment of the Lessor would reasonably be expected to result in such a material adverse change.

ARTICLE 3

CONDITION OF CARS - ACCEPTANCE

All cars delivered hereunder shall be in satisfactory condition for movement in the normal interchange of rail traffic and shall otherwise comply with the descriptions and specifications contained in the applicable Rider. Lessee shall be solely responsible for determining that cars are in proper condition for loading and shipment, except for those responsibilities which, under applicable law, have been assumed by the railroads. Lessee shall inspect the cars promptly after they are delivered and shall notify Lessor in writing within five days after delivery of its rejection of any car, and the specific reasons for such rejection, which shall be limited to the failure of the cars so delivered to comply with the first sentence of this Article 3. Failure by the Lessee to so notify Lessor of rejection of any car within five days after delivery, or, if earlier, the successful loading of such car, shall constitute acceptance of such car or cars, as the case may be, by Lessee and shall be conclusive evidence of the fit and suitable condition of such car or cars.

If Lessee fails to accept any cars as a result of defects properly reported to Lessor, Lessor shall be provided such additional time as is necessary to correct any such defects, except to the extent that the parties may otherwise agree in writing at such time.

Lessee’s acceptance, however and whenever effected, shall be deemed effective as of the delivery date of a particular car. Such acceptance shall conclusively establish that such cars conform to the applicable standards set forth in the Rider(s) and the Interchange Rules of the AAR (the “Interchange Rules”).

ARTICLE 4

RENT

Lessee agrees to pay to Lessor for the use of each car the monthly rent set forth in the Rider applicable to such car from the date such car is delivered to Lessee, in accordance with Article 2, until such car is returned to Lessor, as hereinafter provided in Article 17. Rent shall be payable in U.S. Dollars and in advance on or before the first day of each calendar month (provided, however, that the rent for each car for the month in which it is delivered shall be prorated for the number of days, including the day of delivery, remaining in such month at a daily rate based upon a 365 day year and shall be payable on or before the first day of the next succeeding month together with the rent for such month). Rent shall be paid to Lessor by electronic funds transfer to Trinity Leasing Customer Payment Account, Wilmington Trust Company, ABA # 031-100-092, Account # 2860-4998, or at such other address as Lessor may specify by notice to Lessee. Except as set forth in this Agreement (including without limitation, the provisions of Article 10) or a related Rider rent shall be paid without deduction, abatement, set off or counterclaim and without notice or demand.

Late Rent — If Lessee has not paid rent or other amounts payable hereunder for a period of longer than ten (10) days, Lessee shall pay Lessor, as additional rent, interest on such unpaid sum from its due date to the date of payment by Lessee at the rate per annum equal to three percentage points above the prime rate of JPMorgan Chase Bank (or its successor). Any costs incurred by Lessor in collecting rent or any other sum of money due under this Agreement wrongfully withheld by Lessee, including, but not limited to, reasonable attorneys’ fees, will be paid by Lessee.

Holdover Rent — Until any car is returned to Lessor in the condition required hereunder after an expiration or termination of the related Lease, Lessee shall continue to pay rent for such car and to comply with all other payment and other obligations under this Agreement as though such expiration or other termination had not occurred. If sixty (60) days after the expiration or other termination of the related Lease, Lessee has not returned any car, Lessor may charge, and Lessee shall pay Lessor upon demand, one hundred twenty-five (125%) of the rent for such car in effect immediately prior to such expiration or termination of the Lease for such car. Nothing in this Article 4 shall give Lessee the right to retain possession of any car after the expiration or other termination of the Lease with respect to such car.

ARTICLE 5

MILEAGE ALLOWANCE

Lessor shall collect all mileage earned by the cars during the lease term and shall credit to the rent of Lessee such mileage earned by the cars while in the service of Lessee, as and when received from the railroads according to, and subject to, all rules of the tariffs of the railroads.

ARTICLE 6

TERM

This Agreement shall be effective as dated and will expire upon the completion of the leasing arrangement shown on the related Rider(s) of the last car or cars covered under a Lease hereunder. The Lease term, with respect to each car covered by a particular Rider, shall commence on the first day of the succeeding month after the delivery of the last car subject to the subject Lease, and shall terminate as specified in such Rider, unless sooner terminated in accordance with the provisions of this Agreement or such Rider.

ARTICLE 7

USE AND POSSESSION

Throughout the continuance of this Agreement so long as Lessee is not in default under this Agreement or any related Rider(s), Lessee shall be entitled to possession of each car from the date the Lease term commences as to such car. Lessee shall use each car only in the manner for which it was designed and intended, and Lessee shall subject the cars only to normal wear and tear. In addition, Lessee agrees that the cars shall at all times be used: (a) in conformity with all Interchange Rules; (b) in compliance with the terms and conditions of this Agreement and any related Rider(s); (c) in compliance with the laws of each jurisdiction in which the same are operated and in which the same may be located, and (d) predominantly in the continental limits of the United States.

In the event any car is used outside of the continental United States, for any reason whatsoever, Lessee shall assume full responsibility for all costs, taxes, duties or other charges incidental to such use including costs incurred in returning car to the continental United States.

Each car is limited to the number of total loaded and empty miles per calendar year shown on the Rider and is subject to a surcharge also shown on the Rider for all excess miles.

Lessee shall not exceed the weight limitations prescribed for operation of cars in unrestricted interchange service as set forth under Interchange Rule 70 without Lessor’s prior written consent.

ARTICLE 8

ADDITIONAL CHARGES BY RAILROADS

Lessee agrees to use the cars, upon each railroad over which cars shall move, in accordance with the then prevailing tariffs to which each railroad shall be a party; and if the operation or movements of any of the cars during the term hereof shall result in any charges being made against Lessor by any such railroad, or AAR in the case of equalization of mileage on tank cars operated on U.S. railroads, Lessee shall pay to Lessor the amount of such charges within the period prescribed by and at the rate and under the conditions of the then prevailing tariffs. Lessee agrees to indemnify Lessor against any such charges, and shall be liable for any switching, demurrage, track storage, detention or special handling charges imposed on any car during the term hereof.

ARTICLE 9

LESSEE’S RIGHT TO TRANSFER OR SUBLEASE

Lessee shall not encumber, grant a security interest in, transfer, subcontract, sublease or assign any car or its interests and obligations pursuant to this Agreement (any a “Restricted Transfer”), nor shall a Restricted Transfer that occurs by operation of law or otherwise of Lessee’s interest in the cars or this Agreement be effective against Lessor without Lessor’s prior written consent. No Restricted Transfer of Lessee’s interest in the cars or this Agreement shall relieve Lessee from any of its obligations to Lessor under this Agreement. Any Restricted Transfer that is consented to by Lessor which is entered into by Lessee shall contain language in form and substance reasonably acceptable to Lessor which expressly makes such encumbrance, transfer, sublease or assignment subject and subordinate to the interests of Lessor and of any chattel mortgagee, assignee, trustee or other holder of legal title to or security interest in the cars and/or the related Lease (but in any case, in respect to such transfers by and transferees of Lessor, subject to Article 23 hereof).

Notwithstanding the foregoing paragraph, Lessee shall have the right to sublease any car for single trips to its customers or suppliers; provided, however, notwithstanding any such sublease, Lessee shall continue to remain liable to Lessor for the fulfillment of Lessee’s obligations and liabilities under the related Lease; provided, further, Lessor shall have the right, at any time, to withdraw the privilege of subleasing hereinabove granted to Lessee.

Notwithstanding any other rights provided Lessor in this Agreement, Lessee agrees to indemnify Lessor and hold Lessor harmless from any loss, cost or expense, including attorneys’ fees, incurred as a result of or with respect to any Restricted Transfer.

ARTICLE 10

MAINTENANCE RESPONSIBILITY

Lessor agrees to maintain the cars in good condition and repair according to the Interchange Rules. Lessee agrees to notify Lessor promptly when any car is damaged or in need of repair, and to forward such cars and any other cars subject to this Agreement to shops as directed by Lessor for repairs and/or periodic maintenance and inspections. No maintenance, alteration or repair to any of the cars shall be made or authorized by Lessee without Lessor’s prior written consent, except (i) Lessee shall, at its expense, replace any removable part (dome covers, hatch covers, outlet caps, etc.) if lost, stolen or broken and (ii) as otherwise provided in this Agreement (including, but not limited to the following two paragraphs relating to certain repairs on tank cars and hopper cars, respectively). Replacement or repair by Lessee of any parts, equipment and/or accessories on any of the cars shall be with parts, equipment and/or accessories that are of like kind and of at least equal quality to those being replaced or repaired, unless otherwise agreed in writing by Lessor. Lessee shall be responsible for all losses and damages caused by Lessee’s failure to use parts, equipment and/or accessories that are not of like kind and of at least equal quality to those being replaced or repaired. For the avoidance of doubt, title of all replacement parts or repaired parts shall be immediately vested in Lessor.

On tank cars, Lessee agrees that it will assume the responsibility for the maintenance and replacement of angle valves and check valves and, if such cars are so equipped, thermometer wells, gauging devices, regulator valves, safety heads and top unloading valves.

On hopper cars, Lessee will be responsible for inspection and cleaning of the operating mechanisms of the outlets, hatches and special fittings. Further, any damage to such outlets, hatches, special fittings or the operating mechanisms will be repaired for the account of the Lessee.

For all cars requiring maintenance or repair, Lessee shall be solely responsible for all costs associated with the removal, disposal and cleaning of commodities from the cars.

When a car is placed in a private shop for maintenance or repair, the rent shall cease on the date of arrival in the shop, except in the case where a car arrives without advance notice of defects from Lessee, in which case rent will cease on communication of such notice of defects to Lessor from Lessee, and shall be reinstated on the date that the car is forwarded from the shop or on the date that the car is ready to leave the shop, awaiting disposition instructions from Lessee. If any repairs are required as a result of the misuse by or negligence of Lessee or its consignee, agent or sublessee or while on a railroad that does not subscribe to, or fails to meet its responsibility under the Interchange Rules, or while on any private siding or track or any private or industrial railroad, the rent shall continue during the repair period, and Lessee agrees to pay Lessor for the cost of such repairs.

ARTICLE 11

LOSS OR DESTRUCTION

If any of the cars shall be completely destroyed, or if the physical condition of any car shall become such that the car cannot be operated in railroad service, as determined by the parties, then Lessor may, at its option, cancel the related Lease as to such car as of the date on which such event occurred, or may substitute another car within a reasonable period of time. Lessee shall notify Lessor of the occurrence of any such event within two (2) days of such event. In the event of such substitution, the substituted car shall be held pursuant to all the terms and conditions of the related Lease as was the car for which it substituted. Without limiting the foregoing, Lessee agrees that if a car is lost or destroyed or is in such physical condition that it cannot be operated in railroad service by reason of misuse or negligence of Lessee or its consignee, agent or sublessee or while on a railroad that does not subscribe to the Interchange Rules or while on any private siding or track or any private or industrial railroad, Lessee will pay Lessor, in cash, the settlement value of such car as determined by Rule #107 of the Interchange Rules within ten (10) days following a request by Lessor for such payment. Lessor and Lessee shall cooperate with and assist each other in any reasonable manner requested, but without affecting their respective obligations under this Article or Article 20, to establish proper claims against parties responsible for the loss of, destruction of or damage to the cars.

ARTICLE 12

LOSS OF COMMODITY

Lessor shall not be liable for any loss of, or damage to, commodities or any part thereof, loaded or shipped in the cars however such loss or damage shall be caused or shall result. Lessee agrees to assume responsibility for, to indemnify Lessor against, and to save it harmless from any such loss or damage or claim therefor.

ARTICLE 13

DAMAGE TO CAR BY COMMODITY

Notwithstanding the exception for normal wear and tear in Article 17, if during the term of any Rider any of the Cars or any components or appurtenances thereto shall be unduly and materially damaged, destroyed or depreciated in value or condition due to the corrosive or other damaging effect of any substance carried therein or thereon (whether or not such damage was foreseeable), Lessee will reimburse Lessor promptly for such damage, loss or expense suffered by Lessor as a consequence thereof and no abatement of rent shall occur during the period in which repairs are performed.

ARTICLE 14

ALTERATION AND LETTERING

Lessee will preserve the cars in good condition and will not in any way alter the physical structure of the cars without the advance approval, in writing, of the Lessor. Lessee shall place no lettering or marking of any kind upon the cars without Lessor’s prior written consent; provided, however, that Lessee may cause said cars to be stenciled, boarded, or placarded with letters not to exceed two inches (2”) in height to indicate to whom the cars are leased and with commodity stencils per Interchange Rules or DOT specifications.

ARTICLE 15

LININGS AND COATINGS

The application, maintenance and removal of interior protective linings and coatings in cars so equipped is to be at the expense of the Lessee unless otherwise specified on the related Rider. Commodity or mechanical damage to such linings or coatings shall be for the account of the Lessee and no abatement of rent shall occur during the period in which repairs are performed.

ARTICLE 16

INTERIOR PREPARATION FOR COMMODITIES

Subsequent to Lessee acceptance, any cleaning or special preparation of the interior of cars to make them suitable for the shipment of commodities by or for Lessee during the term of the related Lease shall be done at Lessee’s expense unless otherwise agreed.

ARTICLE 17

RETURN OF CARS - CLEANING

At the expiration of the Lease term as provided in the Riders, Lessee shall, at its expense, return the cars to Lessor at the location and to the agent selected by the Lessor empty, clean and free from residue, and in the same good condition as the cars were in when delivered, except for normal wear and tear. At the expiration, should car cleaning be required, the Lessee shall bear the full cost of cleaning and rent shall continue until the car is clean.

ARTICLE 18

MODIFICATIONS

Lessor and Lessee agree that if, at any time after the effective date of any Rider, changes in car design or equipment are required by the AAR, DOT, Federal Railroad Administration (“FRA”) or any other governmental authority, Lessor may, at its option, perform all modifications so ordered and that the cost of those modifications shall be reflected in an increase in the monthly rent per car according to the base monthly rent escalation formula shown on the Rider for that car.

ARTICLE 19

USE OF CARS ON CERTAIN ROADS UNDER AAR CIRCULAR OT - 5

Lessee is responsible for obtaining all consents or authority to use the cars on any railroad. Upon the written request of Lessee (which request shall name the railroads involved) Lessor shall use reasonable efforts to obtain from each named railroad consents or authority to place the cars in service under provisions issued by such railroad or the AAR, including, without limitation, the provisions of AAR Circular OT-5 as promulgated by the AAR and all supplements thereto and reissues thereof. Lessee shall furnish to Lessor such information as is necessary to apply for and obtain such consents or authority. Lessor, however, shall not be liable for failure to obtain such consents or authority for any reason whatsoever and this Agreement shall remain in full force and effect notwithstanding any failure of Lessor or Lessee to obtain such consents or authority.

ARTICLE 20

INDEMNIFICATIONS

Lessee shall defend (if such defense is tendered to Lessee), indemnify and hold Lessor, on an after-tax basis, harmless from and against, and does hereby release Lessor from, all claims, suits, liabilities, losses, damages, costs and expenses, including attorney’s fees, in any way arising out of, or resulting from, the condition, storage, use, loss of use, maintenance or operation of the cars, the inaccuracy of any representation or warranty of the Lessee, the Lessee’s failure to comply with the obligations under any Lease, liability arising from any present or future applicable law, rule or regulation, including without limitation, common law and environmental law, related to the release, removal, discharge or disposition, whether intentional or unintentional of any materials from or placed in any car, or any other cause whatsoever except to the extent the same results from Lessor’s gross negligence or willful misconduct, or except to the extent a railroad has assumed full responsibility and satisfies such responsibility.

ARTICLE 21

TAXES AND LIENS

Lessor shall be liable for and pay all federal, state, provincial or other governmental property taxes assessed or levied against the cars, except that (i) Lessee shall be liable for and pay such taxes when cars bear reporting marks and numbers other than Lessor’s and (ii) Lessee shall be liable at all times for and shall pay or reimburse Lessor for the payment of any sales, use, leasing, operation, excise, gross receipts and other taxes with respect to the cars, together with any penalties, fines or interest thereon, and all duties, imposts, taxes, investment tax credit reductions and similar charges arising out of the use of cars outside the continental United States.

Lessee acknowledges and agrees that by the execution of this Agreement and related Riders it does not obtain, and by payments and performance hereunder it does not, and will not, have or obtain any title to the cars or any property right or interest therein, legal or equitable, except solely as Lessee hereunder and subject to all of the terms hereof. Lessee shall keep the cars free from any liens or encumbrances created by or through Lessee (except as contemplated in respect of Restricted Transfers consented to by the Lessor as described in Article 9).

ARTICLE 22

DEFAULT AND REMEDIES

If Lessee (i) defaults in the payment of any sum of money to be paid under any Lease or under this Agreement and such default continues for a period of five (5) days after written notice to Lessee of such default, (ii) fails to perform any covenant or condition required to be performed by Lessee under this Agreement (including, without limitation, failure to accept delivery as required under Article 3 and failure to comply with assurance requirements under Article 28) and such failure shall not be remedied within ten (10) days after written notice to Lessee of such failure, (iii) makes any representation or warranty that was incorrect when made or (iv) shall dissolve, make or commit any act of bankruptcy or if any proceeding under any bankruptcy or insolvency statute or any laws relating to relief of debtors is commenced by Lessee or if any such proceeding is commenced against Lessee and same shall not have been removed within thirty (30) days of the date of the filing thereof or if a receiver, trustee or liquidator is appointed for Lessee or for all or a substantial part of Lessee’s assets with Lessee’s consent or, if without Lessee’s consent, the same shall not have been removed within thirty (30) days of the date of the appointment thereof or if an order, judgment or decree is entered by a court of competent jurisdiction and continues unpaid and in effect for any period of thirty (30) consecutive days without a stay of execution or if a writ of attachment or execution is levied on any car and is not discharged within ten (10) days thereafter (any of the foregoing, an “Event of Default”) then, in addition to any other rights of Lessor provided in this Agreement, Lessor may exercise one or more of the following remedies with respect to the cars leased under any Lease entered into under this Agreement:

1.                                      Immediately terminate any and all Leases and Lessee’s rights hereunder or under any related Rider(s); provided, however, in the event of termination, Lessee shall remain liable for all unpaid rent charges and any other amounts due under any Lease or Leases, this Agreement and any related Rider(s);

2.                                      Require Lessee to return the cars to Lessor at Lessee’s expense, and if Lessee fails to so comply, Lessor may take possession of such cars without demand or notice and without court order or legal process and remove the cars from Lessee’s service. Lessee hereby waives any damages occasioned by such taking of possession, whether or not Lessee was in default at the time possession was taken, so long as Lessor reasonably believes that Lessee was in default at such time. Lessee acknowledges that it may have a right to notice of possession from Lessor and the taking of possession pursuant to a court order or other legal process obtained by Lessor. Lessee, however, knowingly waives any right to such notice of possession from Lessor and the taking of such possession without the Lessor’s obtaining a court order or other legal process;

3.                                      Lease the cars to such persons, at such rent, and for such period of time as Lessor shall elect. Lessor shall apply the proceeds from such leasing, less all costs and expenses incurred in the recovery, repair, storage and renting of such cars, toward the payment of Lessee’s obligations hereunder. Lessee shall remain liable for any deficiency, which, at Lessor’s option, shall be paid monthly as suffered or immediately, or at the end of the lease term as damages for Lessee’s default;

4.                                      Bring legal action to recover all rent charges or other amounts then accrued or thereafter accruing from Lessee to Lessor under any provision hereunder or any related Rider(s);

5.                                      Pursue any other remedy which Lessor may have.

Each remedy is cumulative and may be enforced separately or concurrently. The exercise of any remedy is in the Lessor’s discretion, and any failure or delay by Lessor to exercise any particular remedy shall not affect Lessee’s rent or holdover rent obligations hereunder. In the event of default, in addition to Late Rent and Holdover Rent as provided in Article 4, Lessee shall pay to Lessor upon demand all costs and expenses, including attorneys’ fee expended by Lessor in the enforcement of its rights and remedies hereunder, and Lessee shall pay interest on any amount owing to Lessor from the time such amount becomes due hereunder at a rate per annum equal to three percentage points above the prime rate of JPMorgan Chase Bank (or its successor), such rate to be reduced, however, to the extent it exceeds the maximum rate permitted by applicable law. In addition, Lessee shall, without expense to Lessor, assist Lessor in repossessing the cars and shall, for a reasonable time, if required, furnish suitable trackage space for the storage of the cars.

If Lessee fails to perform any of its obligations hereunder, Lessor, at Lessee’s expense, and without waiving any rights it may have against Lessee for such nonperformance, may itself render such performance. Lessee shall reimburse Lessor on demand for all sums so paid by Lessor on Lessee’s behalf, together with interest at a rate equal to three percentage points above the prime rate of JPMorgan Chase Bank (or its successor), such rate to be reduced, however, to the extent it exceeds the maximum rate permitted by applicable law.

In addition, in respect of any Event of Default by Lessee hereunder, Lessor shall be entitled to any and all rights and remedies inuring to the benefit of a lessor upon a default by the lessee as provided in Article 2A of the Uniform Commercial Code in effect in the applicable jurisdiction.

ARTICLE 23

LESSOR’S RIGHT TO ASSIGN, SUBORDINATION

All right, title and interest of Lessor in respect of any or all Leases hereunder may be assigned, pledged, mortgaged, leased, transferred, delegated or otherwise disposed of, either in whole or in part, and/or Lessor may assign, pledge, mortgage, lease, transfer or otherwise dispose of title to the cars, with or without notice to Lessee. In the event of any such assignment, pledge, mortgage, lease, transfer, delegation or other disposition, the Lease or Leases so assigned and all related rights of Lessee hereunder or those of any person, firm or corporation who claims or who may hereafter claim any rights in this Agreement under or through such Lease or Leases or Lessee, are hereby made subject and subordinate to the terms, covenants and conditions of any assignment, pledge, mortgage, lease, or other agreements covering the cars heretofore or hereafter created and entered into by Lessor, its successors or assigns and to all of the rights of any such assignee, pledgee, mortgagee, lessor, transferee or other holder of legal title to or security interest in the cars. Notwithstanding the foregoing, during the term of such Lease or Leases so assigned no such assignee, pledgee, mortgagee, lessor, transferee or other holder of legal title to or security interest in the cars shall interfere with the quiet use, possession and enjoyment of the related cars by Lessee provided that no event of default or termination event (however described) shall have occurred under this Agreement or the related Lease. At the request of Lessor or any assignee, pledgee, mortgagee, lessor, transferee or other holder of the legal title to or security interest in the cars, Lessee shall, at Lessor’s expense, (i) letter or mark the cars to identify the legal owner of the cars and, if applicable, place on each side of each car, in letters not less than one inch in height, the words “Ownership Subject to a Security Lease Filed with the Surface Transportation Board” or other appropriate words reasonably requested and (ii) evidence its acknowledgement of any assignment, pledge, mortgage, lease, transfer or other disposition by Lessor by executing an acknowledgement letter in form and substance satisfactory to Lessor and its assignee, pledgee, mortgagee, lessor or other holder of legal title to or security interest in the cars. Lessee agrees that no claim or defense which Lessee may have against Lessor shall be asserted or enforced against any assignee, pledgee, mortgagee, lessor or other holder of legal title to or security interest in the cars; provided, that Lessee’s right to quiet enjoyment not disturbed due to action by any such party.

ARTICLE 24

DISCLAIMER OF WARRANTIES

LESSOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO THE CONDITION, MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR ANY OTHER MATTER CONCERNING THE CARS. LESSOR SHALL NOT HAVE ANY RESPONSIBILITY TO LESSEE FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY NATURE, INCLUDING BUT NOT LIMITED TO INTERRUPTION OF SERVICE, LOSS OF BUSINESS OR ANTICIPATED PROFITS. Lessee shall be solely responsible for determining that the specifications and design of any car are appropriate for the commodities loaded therein. During the period of any lease hereunder in which Lessee renders faithful performance of its obligations, Lessor hereby assigns to Lessee any factory or dealer warranty, whether express or implied, or other legal right Lessor may have against the manufacturer in connection with defects in the cars covered by this Agreement.

ARTICLE 25

RIGHT OF INSPECTION AND NOTICES

Lessor, or its assignee, shall, at any reasonable time and without interfering with Lessee’s operations, have the right to inspect the cars by its authorized representative wherever they may be located for the purpose of determining compliance by Lessee with its obligations hereunder. Lessee shall use its best effort to obtain permission, if necessary, for Lessor or its representative to enter upon any premises where the cars may be located.

Lessee shall notify Lessor, in writing, within three (3) days after any attachment, lien (including any tax and mechanics’ liens) or other judicial process attaches to the cars.

ARTICLE 26

ADMINISTRATION OF LEASE

Lessee agrees to make available to Lessor information concerning the movement of the cars reasonably required for the efficient administration of this Agreement.

Lessee agrees to cooperate with Lessor for the purpose of complying with any reasonable requirements of any lender, the Surface Transportation Board, the Registrar General of Canada pursuant to Sections 104 or 105 of the Canada Transportation Act, or the provisions of Article 9 of the Uniform Commercial Code or equivalent Canadian personal property security legislation provided such cooperation does not materially affect the rights or liabilities of Lessee hereunder.

ARTICLE 27

FINANCIAL STATEMENTS

Lessee will make available to Lessor within one hundred twenty (120) days after the end of each fiscal year of the Lessee a complete financial statement package of the Lessee, for such fiscal year ended period, including but not limited to, balance sheet, income statement, cash flow statement, and all schedules, notes, and disclosures made a part of such financial statement package. The financial statements shall be prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), all in reasonable detail and certified by public accountants of recognized standing. If Lessee files a Form 10-K with the U.S. Securities and Exchange Commission (SEC), the filing of such Form 10-K with the SEC within one hundred twenty (120) days after the end of such fiscal year will satisfy the requirements set forth above. In addition, upon request of the Lessor and with reasonable prior notice, Lessee shall make quarterly unaudited financial reports available to Lessor (if so requested by Lessor, as soon as available and in any case not later than ninety (90) days after the end of each of the first three fiscal quarters of the Lessor).

ARTICLE 28

INSURANCE

Lessee shall maintain at all times on the cars, at its expense, commercial general liability insurance and umbrella/excess insurance (covering bodily injury, property damage and pollution exposures, including, but not limited to, contractual liability and products liability) against such risks, in such form as shall be satisfactory to Lessor and with such insurer(s) as shall be rated A-:VII or better by A.M. Best. The requirement for pollution liability insurance may be satisfied by scheduling a self-insured retention to an umbrella/excess policy affording pollution liability insurance. The commercial general liability insurance policy or self-insured retention and umbrella or excess insurance policies shall have a combined limit of not less than $3,000,000 per occurrence, and the policies shall be endorsed to name Lessor, Lessor’s subsidiaries and Lessor’s assignees as additional insureds as their interest may appear.

Prior to the initial delivery date of cars under this Agreement and from time to time thereafter, Lessee shall furnish to Lessor an original certificate demonstrating that insurance coverage as required by this Agreement and any related Rider(s) is in effect; provided, however, that Lessor shall be under no duty to ascertain the existence or adequacy of such insurance. The insurance maintained by Lessee shall be primary without any right of contribution from insurance which may be maintained by Lessor. The obligations of Lessee under this Article shall be independent of all other terms under this Agreement and shall in no event relieve Lessee from any indemnity obligation hereunder. The Lessee shall procure an agreement from the insurer that the insurer shall give the Lessor at least thirty (30) days prior written notice (at the address for notice to Lessor set forth herein) of any alteration in or cancellation of the terms of such policies.

ARTICLE 29

RECIPROCAL REPRESENTATIONS AND WARRANTIES

Lessee hereby makes to Lessor as representations and warranties of Lessee the statements set forth in Paragraphs 1 through 6 set forth below in this Article 29, which representations and warranties are (i) made as of the date of this Agreement and as of the date of any related Rider, and (ii) are made only to the actual knowledge of Lessee without further inquiry. Lessor hereby makes to Lessee as representations and warranties of Lessor the statements set forth in Paragraphs 1 through 6 set forth below in this Article 29, which representations and warranties are (i) made as of the date of this Agreement and as of the date of any related Rider, and (ii) are made only to the actual knowledge of Lessor without further inquiry. As used in such Paragraphs I through 6, “it” refers to the entity making the statement in question.

1.                                      It is a corporation, limited liability company or limited partnership duly incorporated or organized, validly existing, and in good standing under the laws of its state of incorporation or organization as identified in the preamble of this Agreement and is either duly qualified to do business and is in good standing in such other jurisdictions in which the business and activities of Lessee, or Lessor as the case may be, require such qualification or its failure to so qualify in such other jurisdiction will not have a material adverse impact on this Agreement.

2.                                      It has full power to enter into this Agreement and any related Rider.

3.                                      This Agreement and any related Rider has been duly authorized, executed and delivered by it and constitutes a valid, legal and binding agreement, enforceable in accordance with the terms and conditions set forth in this Agreement and any related Rider, subject to bankruptcy and other creditor’s rights laws and the principles of equity.

4.                                      It is not required to obtain any approval from any governmental or public body or authority with respect to the entering into and performance by it of this Agreement and any related Rider, except for any approvals that may be required in connection with the actual operation of the cars.

5.                                      The entering into and performance by it of this Agreement and any related Rider will not conflict with, or result in a breach of, the terms, conditions or provision of any law or any regulations, order, injunction, permit, franchise or decree of any court or governmental instrumentality by which it is bound or to which it is subject.

6.                                      The entering into and performance by it of this Agreement and any related Rider will not conflict with, or result in a breach of, the terms, conditions or provisions of any indenture, agreement or other instrument to which it is a party or by which it or any of its property is bound.

ARTICLE 30

TILC CAPACITY

The parties hereto acknowledge and agree that TILC in executing an individual Rider incorporating the terms of this Agreement (thereby entering into an individual and separate Lease of the subject cars as described in Article I above) may execute such Rider (and, together with this Agreement, enter into such Lease of the subject cars) in either of the following capacities:

1.                                      If TILC is the owner of the subject cars at the time they are placed into service under the Agreement, TILC executes the related Rider and enters into such Lease in its individual capacity as the car owner for its own account.

2.                                      If TILC is not the owner of the subject cars at the time they are placed into service under the Agreement, then TILC executes the related Rider and enters into such Lease as manager for the benefit of the relevant car owner, pursuant to contractual authority delegated by the car owner to TILC (as manager) to encumber and bind the subject cars and car owner under such Lease.

In the event TILC enters into the Agreement or a related Rider in the capacity of manager as aforesaid, TILC in its individual capacity represents and warrants to the Lessee, and agrees with the Lessee that (i) the party for whom TILC acts as manager is contractually bound and liable as Lessor to the same extent as if it signed this Agreement or a related Rider directly, (ii) TILC is obligated in its capacity as manager to perform the Lessor’s obligations to the Lessee under the Agreement, and (iii) if TILC (a) fails to perform the Lessor’s obligations while serving as manager, or (b) is removed or terminated as manager and the car owner for whose benefit TILC has been acting as manager breaches or otherwise fails to perform (or cause to be performed) the Lessor’s obligations to the Lessee in accordance with this Agreement, then in either such case TILC agrees that it is directly liable to the Lessee for any resulting damages and costs, to the same extent that TILC would have been had TILC been the actual car owner executing this Agreement or a related Rider as Lessor.

ARTICLE 31

MISCELLANEOUS

This Agreement and the related Riders, together with any and all exhibits attached hereto, constitutes the entire agreement between Lessor and Lessee, and it shall not be amended, altered or changed except by written agreement signed by the parties hereto. No waiver of any provision of this Agreement or a related Rider or consent to any departure by Lessee therefrom shall be effective unless the same shall be in writing, signed by both parties and then such waiver of consent shall be effective only in the specific instance and for the purpose for which it was given.

1.                                       Governing Law

This Agreement and related Riders shall be interpreted under and performance shall be governed by the laws of the State of Texas.

2.                                       Conflict with Interchange Rules

In the event the Interchange Rules conflict with any provision of this Agreement and any related Rider, this Agreement or the Rider shall govern.

3.                                       Exhibits

All exhibits attached hereto are incorporated herein by this reference.

4.                                       Payments

All payments to be made under this Agreement shall be made at the addresses set forth in Article 32.

5.                                       Severability

If any term or provision of this Agreement or the application thereof shall, to any extent, be invalid or unenforceable, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be valid and enforced to the fullest extent permitted by law.

6.                                       Headings

The headings that have been used to designate the various Sections and Articles hereof are solely for convenience in reading and ease of reference and shall not be construed in any event or manner as interpretative or limiting the interpretation of the same.

7.                                       Survival

All indemnities contained in this Agreement shall survive the termination hereof. In addition, the obligation to pay any deficiency, as well as the obligation for any and all other payments by Lessee to Lessor hereunder shall survive the termination of this Agreement or the lease contained herein.

8.                                       Restrictions on Assignability by Lessee

Lessee has reviewed the provisions of Article 9 of this Agreement prohibiting or restricting the assignment or other transfer of its interests in this Agreement or the cars leased to it and is bound by such provisions as set forth in this Agreement. Lessee agrees that said provisions are made “conspicuous” by this paragraph.

9.                                       Conflicts between Riders and this Agreement

In the event any provision of any Rider modifies or conflicts with any provision of this Agreement, the provisions of such Rider shall govern as to the Lease transaction evidenced by such Rider.

ARTICLE 32

ADDRESSING OF NOTICES

Any notice required or permitted hereunder shall be in writing and shall be delivered to the respective (parties hereto by (i) overnight courier delivery, (ii) facsimile transmission (with follow-up mail confirming as described in clause (iii)), or (iii) deposit in the United States mail as a certified or registered matter, return receipt requested, postage prepaid, and addressed to the respective parties as follows, unless otherwise advised in writing.

Lessee to Lessor:		Lessor to Lessee:

TO:	Trinity Industries Leasing Company	Highwater Ethanol, LLC
	2525 Stemmons Freeway	24500 U.S. Highway 14
	Dallas, Texas 75207	Lamberton, MN 56152
Facsimile: 214-589-7402

ATTENTION:	Thomas C. Jardine	ATTENTION: Brian Kletsher
	Vice President	Chief Executive Officer
Portfolio Management

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed and delivered as of the 16th day of April, 2009

LESSOR: TRINITY INDUSTRIES LEASING COMPANY

By:	/s/ Thomas C. Jardine
Thomas C. Jardine
Vice President, Portfolio Management

LESSEE: HIGHWATER ETHANOL, LLC

By:	/s/ Brian Kletsher

Title:	CEO

RIDER ONE (1) TO R 1LROAD CAR LEASE AGREEMENT

July  BK TJ

Effective this 1st day of ~~June~~, 2009, this Rider shall become a part of the Railroad Car Lease Agreement between Trinity Industries Leasing Company, Lessor, and Highwater Ethanol, LLC, Lessee, dated July 1, 2009, and the cars described herein shall be leased to Lessee, subject to the terms and conditions in said Railroad Car Lease Agreement, during the term and for the rent shown below:

Number of Cars	Type and Description	Base Monthly Rent (Per Car)
50	6,351 cubic foot capacity used covered hopper cars. Car marks and numbers to be confirmed by Exhibit A which will be forwarded to Customer within thirty (30) days of delivery of the final car hereunder.	$425.00

Delivery —FOB Lamberton, Minnesota

Impact Damage - Impact damage resulting from striking the car with hammers, lances, sledges, or other such mechanical devices shall not be considered normal wear and tear to the extent such damage results in (a) cracks, punctures, or tears of the steel sheet, or (b) dents to the steel sheet exceeding one inch (1”) in depth, or (c) penetration of the exterior paint film exposing the steel sheet to the elements; all of the preceding enumerated items shall collectively be defined as “Lessee Responsibility Damage”. Lessee Responsibility Damage shall be repaired at Lessee’s expense by means of straightening dents, welding any cracks, patching punctures or tears, and spot painting any repaired or exposed surfaces.

Escalation of Base Monthly Rent:

1.               Modifications - In accordance with Article 18 of Railroad Car Lease Agreement, any change in car design required by the AAR, DOT, FRA or other governmental authority during the term of this lease will cause the monthly rent to increase for each car on the month following its modification as follows:

A.          For a modification with a useful life equal to the car itself, monthly car rent will increase by a monthly rate of $1.75 per car for each $100 of Lessor’s cost incurred in the course of making such modification.

B.            For a modification with a useful life less than that of the car, monthly car rent will increase to equal the cost of such modification, including the implicit cost of money at 10% per annum, divided by the number of months of estimated remaining life of the modification.

2.                                    High Mileage - In accordance with Article 7, in the event that a car travels more than 30,000 miles (empty and loaded) in any calendar year, the Lessee shall pay the Lessor $0.03 per mile for each mile over 30,000 traveled by such car.

1

Separate Lease - Lessor and Lessee agree that this Rider shall constitute a separate lease which incorporates the terms of the above referenced Railroad Car Lease Agreement. This Rider shall be severable from any other cars or riders relating to the above referenced Railroad Car Lease Agreement and shall become a separate lease which is separately transferable for all purposes.

Term - The minimum term for the cars leased hereunder shall be sixty (60) months, and the cars shall continue under lease thereafter for successive one (1) month terms, at the same rate and under the same conditions, unless notice, in writing, requesting cancellation shall be given by either party to the other at least thirty (30) days prior to expiration of the initial term or any successive term for cars covered by this Rider. Thereafter, this Rider shall terminate automatically upon the date of release of the last car covered by this Rider.

TRINITY INDUSTRIES LEASING COMPANY		HIGHWATER ETHANOL, LLC

By:	/s/ Thomas C. Jardine	By:	/s/ Brian Kletscher

Vice President, Portfolio Management		Title:	CEO

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